Exhibit 99.1

      BSD MEDICAL EXECUTIVES TO MEET INVESTORS AT NEW YORK'S JAVITS CENTER

    SALT LAKE CITY, Sept. 8 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) announced today that the company's President, Hyrum A. Mead, and the Director of Business Development, Richard A. White, will meet with investors at the ValueRich Small-cap Financial Expo September 14-15 at the Javits Center in New York City. BSD's site at the Expo will be location 124. The company will also make a general presentation Thursday, September 15th, at 11:30 A.M. BSD Medical was listed on the American Stock Exchange in June, and has recently become one of the most actively traded stocks on AMEX.

    BSD Medical produces systems that deliver precision-focused RF/microwave energy to raise temperatures within diseased sites in the body as required by a variety of medical therapies. BSD pioneered the use of microwave thermal therapy for the treatment of enlarged-prostate symptoms (BPH), and is responsible for much of the technology that has created a substantial medical industry based on that therapy. BSD's primary thrust is in the commercialization of systems used for the treatment of cancer, and in developments to treat other diseases and medical conditions. BSD was the recipient of the 2005 Frost and Sullivan "Technology of the Year Award" for cancer-therapy devices. For further information visit the BSD website at www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and expectations of future events, such as expectations for the successful commercialization of developments for the treatment of cancer and other diseases and conditions, are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corporation
    -0-                             09/08/2005
    /CONTACT: Hyrum A. Mead of BSD Medical Corporation, +1-801-972-5555, fax +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com /